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                                                                      EXHIBIT 99

[PFGI CAPITAL CORPORATION LOGO]
                                                                    NEWS RELEASE



                        PFGI CAPITAL CORORATION ANNOUNCES
                    PREFERRED STOCK REPURCHASE AUTHORIZATION


     CLEVELAND, OH - March 25, 2005 - PFGI Capital Corporation announced that the Board of Directors has authorized the repurchase of three million shares of its outstanding Series A preferred stock. The shares will be acquired in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission.

ABOUT PFGI CAPITAL CORPORATION
PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. The principal business objective is to acquire, hold, and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to PFGI Capital Corporation shareholders. PFGI Capital Corporation is a consolidated subsidiary of National City Bank, a wholly owned banking subsidiary of National City Corporation.

ABOUT NATIONAL CITY CORPORATION
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation's largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company's Web site at NationalCity.com.


FOR FURTHER INFORMATION, PLEASE CONTACT
Jennifer Hammarlund
National City Corporation
1-216-222-9849